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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ELOYALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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150 Field Drive, Suite 250
Lake Forest, Illinois 60045

April 10, 2006
Dear eLoyalty Stockholder:
      On behalf of the Board of Directors and management of eLoyalty Corporation, I cordially invite you to attend the 2006 Annual Meeting of eLoyalty’s stockholders. The Annual Meeting will be held at 9:00 a.m. Central time on Thursday, May 18, 2006 at the Woodfield Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015.
      At this year’s Annual Meeting, the agenda includes the proposed election of the two current Class I Directors whose terms of office expire this year. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will have an opportunity to comment and ask appropriate questions.
      Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet or by signing, dating and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,

Kelly D. Conway
President and Chief Executive Officer

eLOYALTY CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2006
      The Annual Meeting of eLoyalty’s stockholders will be held at 9:00 a.m. Central time on Thursday, May 18, 2006, at the Woodfield Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015 for the following purposes:

1.	To elect two Class I Directors to serve for an ensuing term of three years; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
These items are more fully described in the following pages of the proxy statement.
      The record date for the Annual Meeting was the close of business on March 31, 2006. Only stockholders of record as of that time and date will be entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at eLoyalty’s offices at 150 Field Drive, Suite 250, Lake Forest, Illinois, during normal business hours for ten days prior to the Annual Meeting.
      Your vote is important. Stockholders are urged to submit a proxy with their voting instructions as promptly as possible, whether or not they intend to attend the meeting in person. Record holders of eLoyalty shares as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid reply envelope.

By Order of the Board of Directors,

Steven C. Pollema
Corporate Secretary
Lake Forest, Illinois
April 10, 2006

PROXY STATEMENT TABLE OF CONTENTS

eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY AND VOTING INFORMATION
      The Board of Directors of eLoyalty Corporation (referred to as “eLoyalty,” the “Company” or “we” in this proxy statement) is soliciting your proxy for use at the 2006 Annual Meeting of Stockholders of eLoyalty and any postponements or adjournments thereof (the “Annual Meeting”). These proxy materials are first being mailed to eLoyalty stockholders beginning on or about April 10, 2006.
      Who May Vote. Holders of record of shares of common stock of eLoyalty, $0.01 par value per share (“Common Stock”), and holders of record of shares of the 7% Series B Convertible Preferred Stock of eLoyalty, $0.01 par value per share (“Series B Stock” and, together with the Common Stock, “eLoyalty Stock”), at the close of business on March 31, 2006 (the “Record Date”) may vote at the Annual Meeting. On that date, 11,762,056 shares of eLoyalty Stock, comprising 7,662,332 shares of Common Stock and 4,099,724 shares of Series B Stock, were issued and outstanding and entitled to be voted at the Annual Meeting. Each share of eLoyalty Stock entitles the holder to one vote.
      How to Vote. If you are a holder of record of eLoyalty Stock (that is, you hold your stock in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods.

•	Through the Internet: Go to the web address, http://www.proxyvoting.com/eloy and follow the instructions on the proxy card.

•	By Telephone: Call 1-866-540-5760 on a touch-tone telephone from anywhere within the United States or Canada and follow the instructions on the proxy card.

•	By Mail: Complete, sign and mail the proxy card in the enclosed envelope.
      If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet.
      If you hold your shares of eLoyalty Stock in “street name” through a broker, nominee, fiduciary or other custodian, you should check the voting form used by that firm to determine whether you may vote by telephone or through the Internet. If so, use the different toll-free telephone number and Web site address provided on that firm’s voting form for its beneficial owners.
      How Proxies Work. Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you sign and return a proxy card without indicating your voting instructions, they will vote your shares FOR the election of the nominees for director shown under “Director Election” on the following pages.

      Revocation of Proxies. You may revoke your proxy at any time before the voting at the Annual Meeting by any of the following methods:

•	submitting a new proxy that is properly signed with a later date;

•	voting again at a later date by telephone or through the Internet — your latest voting instructions will be counted and your earlier instructions, using the same procedures, revoked;

•	sending a properly signed written notice of your revocation to the Secretary of the Company, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.
      Quorum. In order to conduct the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of a majority of the 11,762,056 shares of eLoyalty Stock outstanding on the Record Date. Proxies that are submitted by brokers as holders of record and that do not indicate a vote for some of the proposals, because the brokers have not received instructions from their customers or other beneficial owners on how to vote on those proposals and do not have discretionary voting authority, are called “broker non-votes.” We count abstentions, votes withheld with respect to the election of the director nominees and broker non-votes as present at the Annual Meeting for the purpose of determining a quorum.
      Required Votes. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for a nominee are not counted for this purpose and will not affect the outcome of the election. The Company’s organizational documents do not provide for cumulative voting for directors.
      Attending the Annual Meeting. If you are a registered holder of eLoyalty Stock and you plan to attend the Annual Meeting in person, please retain and bring with you the admission ticket attached to the enclosed proxy card. If you hold your shares in “street name” (in the name of a broker or other nominee) and you do not receive an admission ticket, please bring proof of your ownership of eLoyalty shares with you to the Annual Meeting. A bank or brokerage account statement showing that you owned eLoyalty Common Stock on March 31, 2006 would be acceptable for this purpose.
PROPOSAL 1: DIRECTOR ELECTION
General
      The business and affairs of eLoyalty are managed under the direction of its Board of Directors. The Board of Directors has responsibility for establishing broad corporate policies relating to the overall performance of eLoyalty, rather than day-to-day operating details.
      The Board of Directors is divided into three classes, each of which is elected for a three-year term. Only one class of directors stands for election at each annual meeting of eLoyalty’s stockholders. At this year’s Annual Meeting, the Class I Directors stand for election. Two directors, Tench Coxe and John T. Kohler, are in Class I and have been nominated by the independent members of the Board to stand at the Annual Meeting for reelection to a three-year term expiring in 2009. If for any reason either Mr. Coxe or Mr. Kohler becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee and would vote for the substitute nominee selected by the independent members of the Board of Directors. It is not anticipated that either Mr. Coxe or Mr. Kohler will be unavailable for election.
      The following sets forth information regarding the nominees for election as directors at this Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during at least the last five years, directorships in other publicly held companies and period of service as a director of eLoyalty.

Nominees for Election as Class I Directors at this Annual Meeting (to a three-year term expiring in 2009):
      Tench Coxe, age 48, is a managing director of the general partner of Sutter Hill Ventures, A California Limited Partnership (“Sutter Hill”), a venture capital company located in Palo Alto, California, and has held that position since 1987. Mr. Coxe is a Director of NVIDIA Corporation and various private companies. He has been a director of eLoyalty and the Chairman of the Board of Directors since February 2000.
      John T. Kohler, age 59, is the former President and Chief Executive Officer of Technology Solutions Company (“TSC”), the business consulting and systems integration company which included eLoyalty as a division prior to its spin-off in February 2000. Mr. Kohler held such office from 1995 until his retirement in February 2000. He joined TSC as Senior Vice President in 1992, was promoted to Executive Vice President and named to the Office of the Chairman in 1993 and became President and Chief Operating Officer in 1994. He has been a director of eLoyalty since May 1999.

Class II Directors whose Present Terms Continue until 2007:
      Jay C. Hoag, age 47, is a general partner of Technology Crossover Ventures (“TCV”), a venture capital firm located in Palo Alto, California, and has held that position since 1995. Mr. Hoag is on the Board of Directors of Altiris, Inc., Inphonic, Inc. and Netflix, Inc., as well as various private companies. He has been a director of eLoyalty since February 2000.
      John C. Staley, age 64, is the former Managing Partner — Lake Michigan Area of Ernst & Young LLP, a global audit and tax firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley is a Director of Hospira, Inc., as well as various private companies. Mr. Staley has been a director of eLoyalty since August 2002.

Class III Directors whose Present Terms Continue until 2008:
      Kelly D. Conway, age 49, is the President and Chief Executive Officer of eLoyalty, a position he has held since its incorporation in May 1999 as a subsidiary of TSC. Mr. Conway joined TSC in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995 and became Group President in October 1998. He has been a director of eLoyalty since May 1999.
      Michael J. Murray, age 61, is the retired President of Global Corporate and Investment Banking at Bank of America Corporation, a banking and financial services company. He held such office from 1998 until his retirement in July 2000. From March 1997 until the BankAmerica-NationsBank merger in 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international and government clients around the world. Mr. Murray was named a BankAmerica Vice Chairman and head of the United States and International Groups in September 1995. He serves as a Director of CNF Corporation and Neoforma Inc. Mr. Murray has been a director of eLoyalty since June 1999.
Board Processes and Committees

General
      The eLoyalty Board of Directors held four meetings during the fiscal year ended December 31, 2005. During this period, each of the incumbent Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board committees on which he served that were held during his period of service. The Company does not have a specific policy regarding Board members’ attendance at the annual meetings of stockholders. The 2005 annual meeting was attended by one director, Mr. Conway.
      The Board of Directors has determined that five of its six directors — Messrs. Coxe, Hoag, Kohler, Murray and Staley — are independent under the listing standards of The NASDAQ Stock Market.

      The Board of Directors has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. Although the Board of Directors does not have a nominating or similar committee, it has adopted a standing resolution which provides that all nominees for membership on the Board of Directors must be selected, or recommended to the full Board of Directors for selection, by the independent directors.

Audit Committee
      The Audit Committee is currently composed of Mr. Kohler, as Chairman, and Messrs. Coxe, Murray and Staley. The Audit Committee met eight times during fiscal 2005. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s public accountants (including resolution of disagreements between management and the public accountants regarding financial reporting) subject, if applicable, to stockholder ratification of the public accountants’ appointment, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee approves all audit engagement fees and terms and all non-audit engagements with the public accountants as required by applicable law and the requirements of The NASDAQ Stock Market. In connection with its duties, the Audit Committee regularly meets privately with the Company’s independent public accountants. The Audit Committee has adopted a policy for the receipt, retention and treatment of complaints or concerns regarding accounting-related matters. See “— Communications with the Board.” The Audit Committee operates under a written charter, the current version of which was adopted by the Board of Directors in March 2004 and a copy of which is available on the Company’s website at www.eloyalty.com. A report of the Audit Committee appears elsewhere in this proxy statement.
      The Board of Directors has determined that each member of the Audit Committee meets the enhanced independence requirements applicable to audit committee members under both The NASDAQ Stock Market listing standards and the Sarbanes-Oxley Act of 2002 and the related Securities and Exchange Commission (“SEC”) rules. Under the SEC rules, a person is not qualified to serve on an audit committee if he or she is an “affiliate” of the relevant company. The SEC rules create a safe harbor, whereby a person will not be deemed to be an affiliate of a company if he or she does not beneficially own more than 10% of any class of voting equity securities of that company. Mr. Coxe is considered the beneficial owner of 17.7% of eLoyalty’s Common Stock and 26.2% of eLoyalty’s Series B Stock (representing 13.1% of eLoyalty’s voting power, in the aggregate) by virtue of his position as a managing director of the general partner of Sutter Hill. Although Mr. Coxe does not qualify for the safe harbor created by the SEC rules, based on all of the facts and circumstances, the Board of Directors has determined that he is not an affiliate of eLoyalty.
      The Board of Directors has determined that each of Messrs. Kohler and Staley qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002 and that the remaining members of the Audit Committee meet the financial literacy requirements of The NASDAQ Stock Market.

Compensation Committee
      The Compensation Committee, whose current members are Mr. Coxe, as Chairman, Mr. Hoag and Mr. Kohler, met four times during fiscal 2005. The Compensation Committee reviews and acts with respect to stock incentive and other employee benefit plans, and approves or makes recommendations to the Board of Directors with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty. The Board of Directors has determined that each member of the Compensation Committee is independent for purposes of The NASDAQ Stock Market listing standards. The Compensation Committee does not operate under a written charter. A report of the Compensation Committee appears later in this proxy statement.

Director Nominations
      Responsibility. The Board of Directors does not have a nominating or similar committee, although it has adopted a standing resolution which provides that all nominees for membership on the Board of Directors must be selected, or recommended to the full Board of Directors for selection, by the independent directors then in office (the “Nominating Directors”) in accordance with the rules of The NASDAQ Stock Market. Under this standing resolution, the Nominating Directors are responsible for (1) reviewing and, as applicable, recommending to the full Board of Directors possible candidates for membership on the Board, and assisting in attracting qualified candidates to fill vacant or newly created directorships, (2) reviewing and recommending to the full Board of Directors a management slate of directors to be proposed for election at the annual stockholders’ meeting and included in the proxy statement for such meeting, as well as reviewing and recommending to the full Board of Directors any directors to fill vacancies that may exist on the Board of Directors, and (3) reviewing the function and composition of the several committees of the Board of Directors and recommending to the full Board of Directors qualified persons for membership on such committees. The affirmative vote of at least a majority of the Nominating Directors is required to approve any action which may or must be taken by the Nominating Directors. The Nominating Directors have the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts they deem necessary in the performance of their duties under the standing resolution. The Board of Directors believes that, in light of the independent directors’ responsibility for the Company’s nominating processes under this resolution, it is unnecessary to have a separate nominating or similar committee of the Board. The Nominating Directors have not held meetings separate from the Board of Directors in their capacities as such. The Board of Director’s standing resolution is available on the Company’s website at www.eloyalty.com.
      Stockholder Nominees. The Nominating Directors will consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating Directors should include the nominee’s name and qualification for Board membership. In addition, they must be submitted within the time frame and to the address specified under “Submission of Stockholder Proposals for 2007.”
      Director Qualifications. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating Directors have not specified any minimum qualifications for serving on the Board. However, the Nominating Directors endeavor to evaluate, propose and approve candidates with business experience and personal skills in technology, finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board. The Nominating Directors seek to assure that the Board is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.
      Identifying and Evaluating Nominees for Directors. The Nominating Directors utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Directors through current Board members, professional search firms (for which they may receive a fee), stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year. As described above, the Nominating Directors will consider properly submitted stockholder nominations for candidates for the Board. All properly submitted recommendations will be aggregated and considered by the Nominating Directors.

Communications with the Board
      Anyone who has a concern about eLoyalty’s conduct, or about the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, the non-employee directors or the Audit Committee. All such concerns related to audit or accounting matters will be forwarded to the Audit Committee Chair for his review, as well as to the Company’s General Counsel and Chief Financial Officer (unless the report alleges his involvement). After the Audit Committee Chair’s initial review and a summary of the matter is prepared, the concern will be forwarded to the remaining Audit Committee members. All other concerns will be forwarded upon receipt to the appropriate directors for their review, as well as to the Company’s General Counsel and Chief Financial Officer (unless the report alleges his involvement in the matter).
      All reported concerns will be simultaneously reviewed and addressed by the Company’s General Counsel or his designee. The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company’s corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.
      Stockholders wishing to communicate with the Board of Directors, the non-employee directors or the Audit Committee may do so by writing to the Company’s General Counsel at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045. The General Counsel will forward any communications as directed by the stockholder. The Company maintains a separate, internal system for the receipt of communications from employees.
Compensation of Directors
      During eLoyalty’s fiscal year ended December 31, 2005, directors who were not employees of eLoyalty or any of its subsidiaries (“non-employee directors”) each received $1,500 for their attendance at each meeting of the Board of Directors, $2,000 per Audit Committee meeting attended and $500 for each Compensation Committee meeting (each of which was held in tandem with a meeting of the Board of Directors). Had any Compensation Committee meetings been held apart from a Board of Directors meeting, each Compensation Committee member would have received $1,000 per meeting attended. Mr. Hoag historically has declined to accept any such compensation for his service as a member of the Board of Directors or the committees on which he served. The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the Board of Directors and its committees.
      In addition to meeting attendance fees, non-employee directors are eligible to receive automatic grants of stock options under the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 plan”). The 1999 plan provides for each non-employee director to receive: (i) an option to purchase 5,000 shares of eLoyalty Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 1,200 shares of eLoyalty Common Stock on the day following the date of each annual meeting of eLoyalty stockholders during which such service continues (an “Annual Grant”). Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant and over a period of 12 months from the end of the month following the grant date with respect to each Annual Grant.
      During the last fiscal year, Messrs. Coxe, Murray, Staley and Kohler each received an Annual Grant. Mr. Hoag declined receipt of the Annual Grant that otherwise would have been awarded to him automatically under the 1999 plan.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
General
      PricewaterhouseCoopers LLP (“PwC”) has acted as independent registered public accountants for the Company since its incorporation. The Audit Committee has appointed PwC as independent registered public accountants for the Company to examine its consolidated financial statements for the year ending December 30, 2006. PwC also has provided the Company with outsourced tax compliance services for the last three years and is contracted to continue to perform such services through 2008. The Company eventually will be required to undergo an audit of its internal control over financial reporting pursuant to Sarbanes-Oxley Section 404, including those controls that relate to taxes. This requirement could come into effect for the fiscal year ending December 30, 2006. In preparation for that audit, eLoyalty will require internal control assistance associated with control design, documentation and testing in the tax area from outside parties. PwC has advised the Company that it is prohibited from both providing this additional service with respect to internal control assistance and acting as the Company’s independent registered public accountants. Management, with the concurrence of the Audit Committee, has determined that such services would most efficiently be performed by the same party that provides the Company with tax compliance services, as opposed to engaging a third party to provide the Company with internal control assistance in the tax area. In light of this, the Audit Committee has decided to terminate PwC as either the Company’s independent registered public accountants or its tax compliance outsourcer and has directed management to review the Company’s alternatives for both categories of service and provide its recommendation to the Board.
      Accordingly, the Company is currently in the process of having meetings with and obtaining proposals from the other qualified accounting firms. If, based on the ongoing review and assessment of the Company’s options and management’s recommendation regarding the same, the Audit Committee determines that a change in independent registered public accountants would be in the best interests of the Company and its stockholders, it will direct the appointment of a different independent accounting firm for 2006. As a result, the Board of Directors and Audit Committee have determined not to request that the stockholders ratify the appointment of the Company’s independent public accountants at this time.
      Stockholder ratification of the Company’s independent registered public accountants is not required by the Company’s by-laws or the applicable laws of the State of Delaware (the Company’s State of incorporation). Nonetheless, the Company has historically sought such ratification from its stockholders, and intends to seek ratification of the Company’s independent accountants for the fiscal year ending December 29, 2007 at the 2007 annual meeting of stockholders.
      The Company has been advised that representatives of PwC will be at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
      For fiscal 2005 and 2004, fees for services provided by PwC were as described below. The Audit Committee has concluded that the provision of the services rendered by PwC with respect to the fees described below was compatible with maintaining PwC’s independence.

Audit Fees
      Total audit fees for fiscal years 2005 and 2004 were $387,000 and $376,000, respectively. Of the total audit fees in fiscal 2005 and 2004, $269,000 and $245,000, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and $118,000 and $131,000, respectively, were for statutory audit work for Company affiliates in non-U.S. jurisdictions.

Audit-Related Fees
      Audit-related fees for fiscal years 2005 and 2004 of $3,000 and $35,000, respectively, were for accounting consultations and Sarbanes-Oxley Section 404 advisory services.

Tax Fees
      Tax fees for fiscal years 2005 and 2004 of $327,000 and $573,000, respectively, were for tax compliance services including the preparation of federal, state, foreign and expatriate tax returns and assistance with respect to tax audits and appeals. Additional tax fees for fiscal years 2005 and 2004 of $0 and $26,000 were for other tax advice. In late 2002, the Audit Committee decided to fully outsource the Company’s tax compliance services and, after reviewing the terms of alternative proposals, selected PwC to perform this work.

Other Fees
      No fees other than those described above were paid to PwC for fiscal year 2005 or 2004.
Pre-Approval Policy
      The Audit Committee pre-approves all audit and permissible non-audit services provided to the Company by PwC. Pre-approval generally is provided at a regular meeting of the Audit Committee and covers a several-year period and is, at a minimum, reviewed annually. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by PwC in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee, or its Chairman, may also pre-approve other particular services on a case-by-case basis. All services provided to the Company by PwC during 2004 and 2005 were pre-approved by the Audit Committee in accordance with this policy. Specifically, at various meetings held in 2004 and 2005, the Audit Committee approved PwC’s provision of audit services for 2004 and 2005 and approved PwC’s provision of foreign statutory audit, expatriate-related, accounting consultation and Sarbanes-Oxley Section 404 advisory services for 2004 and 2005 and, at a meeting held in 2002, approved PwC’s provision of tax compliance services for 2002 through 2005.
REPORT OF THE AUDIT COMMITTEE
Audit Committee Composition and Activities
      The Audit Committee, which comprises four directors, operates under a written Audit Committee Charter.
      The composition of the Audit Committee complies with the current listing standards of The NASDAQ Stock Market. The Board of Directors has determined that each member of the Audit Committee meets the enhanced independence requirements applicable to audit committee members under both The NASDAQ Stock Market listing standards and the Sarbanes-Oxley Act of 2002 and related SEC rules. Under the SEC rules, a person is not qualified to serve on an audit committee if he or she is an “affiliate” of the relevant company. The SEC rules create a safe harbor whereby a person will not be deemed to be an affiliate of a company if he or she does not beneficially own more than 10% of any class of voting equity securities of that company. Mr. Coxe is considered the beneficial owner of 17.7% of eLoyalty’s Common Stock and 26.2% of eLoyalty’s Series B Stock (representing 13.1% of eLoyalty’s voting power, in the aggregate) by virtue of his position as a managing director of the general partner of Sutter Hill. Although Mr. Coxe does not qualify for the safe harbor created by the SEC rules, based on all of the facts and circumstances, the Board of Directors has determined that he is not an affiliate of eLoyalty.
Report
      The Audit Committee has furnished the following report:
      The Audit Committee has reviewed and discussed with the Company’s management and PwC the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Audit Committee also has discussed with PwC the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications).
      The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, entitled “Independence Discussions with Audit Committee,” and has discussed with PwC its independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 23, 2006.

John T. Kohler, Audit Committee Chair
Tench Coxe, Audit Committee Member
Michael J. Murray, Audit Committee Member
John C. Staley, Audit Committee Member
OTHER BUSINESS
      The Board of Directors does not know of any further business to be presented at the Annual Meeting. However, should any other matters requiring a vote of eLoyalty stockholders arise, the persons named as proxies in the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of the Company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Information

Common Stock
      To the Company’s knowledge, the following table sets forth information regarding beneficial ownership of eLoyalty Common Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934) as of March 31, 2006, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of eLoyalty Common Stock; (ii) each of the five executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the directors of the Company; and (iv) all executive officers and directors of the Company as a group. To the Company’s knowledge, the table also shows, for such individuals and group, the percentage of the Company’s total voting power beneficially owned as of such date (based on the number of shares of Common Stock and Series B Stock, which generally votes with the Common Stock, so owned). Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of		Percent of
	Common Stock		Outstanding	Percent of Total
Name and Address of Beneficial Owner	Beneficially Owned(1)(2)		Common Stock(1)(2)	Voting Power(1)

Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	2,615,843	(3)	27.4%	22.2%
c/o Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301
Brookside Capital Partners Fund, LP	618,972	(4)	7.8%	5.3%
111 Huntington Avenue Boston, MA 02199
S Squared Technology Corp.	723,575	(5)	9.4%	6.2%
515 Madison Avenue New York, New York 10022
John A. Murphy and various entities affiliated with Alydar Partners, LLC	400,000	(6)	5.2%	3.4%
222 Berkeley Street 17th Floor Boston, MA 02116

	Number of Shares of		Percent of
	Common Stock		Outstanding	Percent of Total
Name and Address of Beneficial Owner	Beneficially Owned(1)(2)		Common Stock(1)(2)	Voting Power(1)

Peninsula Capital Management and Scott Bedford	395,100	(7)	5.2%	3.4%
235 Pine Street, Suite 1818
San Francisco, California 94104
Kelly D. Conway	480,720		6.3%	4.1%
Tench Coxe	1,550,395	(8)	17.7%	13.1%
John T. Kohler	133,205	(9)	1.7%	1.1%
Michael J. Murray	197,271		2.5%	1.7%
John C. Staley	42,885		*	*
Karen Bolton	46,544		*	*
Christopher J. Danson	112,317	(10)	1.5%	1.0%
Jay A. Istvan	125,910	(11)	1.6%	1.1%
Steven C. Pollema	160,956		2.1%	1.4%
All directors and executive officers as a group (10 individuals)	5,466,046		50.1%	45.5%

*	Less than one percent.

(1)	Includes shares of eLoyalty Common Stock that may be acquired within 60 days after March 31, 2006 through the exercise of stock options outstanding as of such date, as follows: Mr. Coxe, 43,400 shares; Mr. Kohler, 97,126 shares; Mr. Murray, 58,258 shares; Mr. Staley, 32,885 shares; Ms. Bolton, 2,000 shares; Mr. Danson, 135 shares (that may be acquired by Mr. Danson’s spouse); Mr. Pollema, 20,000 shares; and all directors and executive officers as a group, 253,804 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)	Includes shares of eLoyalty Common Stock that may be acquired within 60 days after March 31, 2006 through exercise of the conversion feature associated with the shares of eLoyalty Series B Stock held by such person or group, in the amounts reflected for such person or group in the table entitled “Series B Stock” below. With respect to each of these persons and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(3)	Messrs. Hoag and Kimball are the two managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P. (TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P., collectively the “TCV III Funds”), and TCM IV is the sole general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. (the “TCV IV Funds”). Each of the TCV III Funds and the TCV IV Funds (collectively, the “TCV Funds”) holds of record shares of eLoyalty Common Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of eLoyalty Common Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of eLoyalty Common Stock held by the TCV Funds. All of the shares of eLoyalty Common Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of eLoyalty Common Stock held of record by each of the TCV Funds as of March 31, 2006 are as follows: TCV III (GP), 1,372 shares; TCV III, L.P., 6,524 shares; TCV III (Q), L.P., 173,418 shares (5.8% of the Common Stock, after giving effect to the conversion of the Series B Stock held); TCV III Strategic Partners, L.P., 7,851 shares; TCV IV, L.P., 533,845 shares (22.2% of the Common Stock, after giving effect to the conversion of the Series B Stock held); and TCV IV Strategic Partners, L.P., 20,028 shares. The share amounts in this footnote do not include any shares of Series B Stock, although any Common Stock ownership percentage gives effect to the conversion of any Series B Stock held.

(4)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/ A filed with the SEC on February 14, 2006 with respect to eLoyalty Common Stock beneficially owned as of December 31, 2005. Based on the information contained therein, Brookside Capital Partners Fund, LP beneficially owns and has sole voting and investment power with respect to 618,972 shares.

(5)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/ A filed with the SEC on February 10, 2006 with respect to eLoyalty Common Stock beneficially owned as of December 31, 2005. Based on the information contained therein, S Squared Technology Corp. beneficially owns and has sole voting and investment power with respect to 723,575 shares, including 20,000 shares beneficially owned by S Squared Capital II Management, LLC and 22,475 shares that may be acquired upon conversion of Series B Stock.

(6)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the SEC on March 31, 2006 with respect to eLoyalty Common Stock beneficially owned as of March 29, 2006. Based on the information contained therein, John A. Murphy shares voting and investment power with respect to 400,000 shares (5.2%) of the Common Stock. Mr. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies, which own and share voting and investment power with respect to 153,153 and 400,000 shares (5.2%), respectively, of the Common Stock. Alydar Capital, LLC is the general partner of Alysheba Fund, L.P. (which owns and has sole voting and investment power with respect to 8,967 shares of the Common Stock) and Alysheba QP Fund, L.P. (which owns and has sole voting and investment power with respect to 144,186 shares of the Common Stock). Alydar Partners, LLC is the investment manager of Alysheba Fund, L.P., Alysheba QP Fund, L.P., and Alysheba Fund Limited (which owns and has sole voting and investment power with respect to 246,847 shares of the Common Stock). Mr. Murphy disclaims beneficial ownership of all such shares.

(7)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the SEC on March 8, 2006 with respect to eLoyalty Common Stock beneficially owned as of December 31, 2005. Based on the information contained therein, Peninsula Capital Management and its affiliate, Scott Bedford, beneficially own and share voting and investment power with respect to 395,100 shares.

(8)	Mr. Coxe is a managing director of the general partner of each of Sutter Hill, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 374,102 shares (15.2% of the Common Stock, after giving effect to the conversion of the Series B Stock held), 3,768 shares and 9,555 shares, respectively, of eLoyalty Common Stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty Common Stock held of record by such partnerships. Also includes 37,542 shares held in The Coxe Revocable Trust, of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power, and 6,825 shares held by Mr. Coxe’s children. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest in such limited partnerships and trust. The share amounts in this footnote do not include any shares of Series B Stock, although the Common Stock ownership percentage gives effect to the conversion of any Series B Stock held.

(9)	Includes 10 shares of eLoyalty Common Stock held of record by Mr. Kohler’s spouse. Mr. Kohler disclaims beneficial ownership of such shares.

(10)	Includes 782 shares of eLoyalty Common Stock (including 429 shares that may be acquired upon conversion of Series B Stock) held of record by Mr. Danson’s spouse. Mr. Danson disclaims beneficial ownership of such shares.

(11)	Includes 200 shares of eLoyalty Common Stock held of record by a revocable living trust for the benefit of Mr. Istvan’s spouse.

Series B Stock
      To the Company’s knowledge, the following table sets forth information regarding beneficial ownership of eLoyalty Series B Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934) as of March 31, 2006, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of eLoyalty Series B Stock; (ii) each of the five executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the directors of the Company; and (iv) all executive officers and directors of the Company as a group. The Series B Stock generally votes with the Common Stock as a single class. See the table under “— Common Stock,” above, for information regarding the aggregate voting power of the Company held by the individuals and groups listed below. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of		Percent of
	Series B Stock		Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Series B Stock

Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	1,872,805	(1)	45.7%
c/o Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301
Brookside Capital Partners Fund, LP	296,327		7.2%
111 Huntington Avenue Boston, MA 02199
Tench Coxe and various entities affiliated with Sutter Hill Ventures	1,075,203	(2)	26.2%
c/o Sutter Hill Ventures 755 Pagemill Road, Suite A200 Palo Alto, CA 94301
Kelly D. Conway	3,862		*
John T. Kohler	16,064	(3)	*
Michael J. Murray	23,243		*
John C. Staley	0		*
Karen Bolton	0		*
Christopher J. Danson	2,356	(4)	*
Jay A. Istvan	1,515		*
Steven C. Pollema	132		*
All directors and executive officers as a group (10 individuals)	2,995,180		73.1%

*	Less than one percent.

(1)	Messrs. Hoag and Kimball are the two managing members of TCM III and TCM IV. TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P., and TCM IV is the sole general partner of the TCV IV Funds. Each of the TCV Funds holds of record shares of Series B Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Series B Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of Series B Stock held by the TCV Funds. All of the shares of Series B Stock shown in the preceding table as beneficially owned by Messrs. Hoag and

Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of Series B Stock held of record by each of the TCV Funds as of March 31, 2006 are as follows: TCV III (GP), 2,285 shares; TCV III, L.P., 10,852 shares; TCV III (Q), L.P., 288,422 shares (7.0% of the outstanding Series B Stock); TCV III Strategic Partners, L.P., 13,057 shares; TCV IV, L.P., 1,501,673 shares (36.6% of the outstanding Series B Stock); and TCV IV Strategic Partners, L.P., 56,516 shares (1.4% of the outstanding Series B Stock).

(2)	Sutter Hill, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P hold of record 938,952 shares (22.9%), 8,854 shares and 22,418 shares, respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty Series B Stock held of record by such partnerships. Also includes 104,979 (2.6%) shares held in The Coxe Revocable Trust of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest in such limited partnerships and trust.

(3)	Includes 7 shares of Series B Stock held of record by Mr. Kohler’s spouse. Mr. Kohler disclaims beneficial ownership of such shares.

(4)	Includes 429 shares of Series B Stock held of record by Mr. Danson’s spouse. Mr. Danson disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as any persons who beneficially own more than 10% of eLoyalty Common Stock, to file with the SEC initial reports and reports of changes in beneficial ownership of such stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.
      Based on its review of copies of such reports filed through or furnished to the Company and on written representations from certain reporting persons that no other reports were required, the Company believes that, except as described below, all required Section 16(a) reports filed during or for fiscal 2005 with respect to persons who were subject to Section 16(a) reporting obligations during such period were filed on a timely basis.

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return on eLoyalty Common Stock with the cumulative total return on (i) the NASDAQ Market Index, and (ii) a peer group of other publicly traded information technology consulting companies selected by the Company (the “Peer Group Index”). Cumulative total stockholder return is based on the period from December 29, 2000 through eLoyalty’s fiscal year end on Saturday, December 31, 2005. The comparison assumes that $100 was invested on December 29, 2000 in each of eLoyalty Common Stock, the NASDAQ Market Index and the Peer Group Index, and that any and all dividends were reinvested.
Comparative Cumulative Total Return
for eLoyalty Corporation,
NASDAQ Market Index and Peer Group Index

	12/29/00	12/28/01	12/27/02	12/26/03	12/31/04	12/30/05

eLoyalty Corporation	$100.00	$8.04	$5.81	$5.80	$9.09	$15.91
Peer Group Index	100.00	66.72	20.04	46.34	62.73	43.67
NASDAQ Market Index	100.00	79.71	55.60	83.60	90.63	92.62

(1)	The Peer Group Index consists of AnswerThink Inc., DiamondCluster International, Inc., Inforte Corporation and Sapient Corporation.
EXECUTIVE COMPENSATION
Report of the Compensation Committee
      The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s executive compensation programs. The Compensation Committee approves or presents recommendations to the Board with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty. The Compensation Committee generally approves performance goals for executive officer bonus awards, reviews attainment of such goals and approves any actual bonus award payments. In addition, the Compensation Committee administers eLoyalty’s stock-based incentive plans and establishes and reviews general policies relating to compensation and benefits of employees of eLoyalty. The Compensation Committee is composed entirely of Directors who are not officers or employees of the Company.

Compensation Philosophy and Objectives
      The Company’s compensation programs must attract, motivate and retain the talented people necessary to meet the Company’s current and future leadership needs. The Company’s pay practices are designed to attract achievement-oriented people who demonstrate individual and team commitment to superior performance and improved stockholder value. Specific objectives of the Company’s compensation programs are to:

•	Support the Company’s efforts to develop, attract and retain talented leaders and professionals;

•	Match the Company’s compensation programs to its business strategies;

•	Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to achievement of financial goals and other critical objectives; and

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.
      Consistent with these objectives, in February of 2002, the Compensation Committee approved, and the entire Board of Directors subsequently ratified, a new compensation program for eLoyalty’s Vice Presidents (the “VP Compensation Program”). All executive officers of the Company, other than Mr. Conway, are Vice Presidents and participants in the VP Compensation Program.
      The VP Compensation Program was established to, among other things, enhance the focus of eLoyalty’s senior level employees on the delivery of total-company results and provide greater alignment of stockholder and employee interests through the creation of targeted equity ownership levels. The program includes limitations on the funding of cash bonus pools for Vice Presidents, including limits relating to Company profitability, requiring that all non-Vice President bonus pools be fully funded before the funding of any Vice President bonus pool begins, and requiring that bonus pools for Vice Presidents in higher compensation tiers (as described below) be funded at a substantially slower rate than the funding of bonus pools for Vice Presidents in lower compensation tiers. Where established goals are not reached, these elements decrease the likelihood of cash bonuses being paid to executive officers as a group and decrease the likelihood that cash bonuses paid to executive officers will reach their targeted amounts in the absence of overall strong performance.
      The VP Compensation Program originally established five compensation tiers for eLoyalty Vice Presidents, with eLoyalty’s then-current Vice Presidents placed in one of the first four tiers (no Vice President was eligible to be placed in the highest tier). Executive officers were placed within the three middle tiers. Each such tier had associated with it a target annual cash compensation amount (consisting of annual base salary component and a target annual bonus component) and a target equity position in eLoyalty that was the same for each Vice President within the tier. The target equity position was expressed as a dollar amount (ranging from $100,000 to $600,000 for the three tiers in which executive officers have been placed) and included all equity granted by eLoyalty to the Vice President in his or her capacity as an eLoyalty employee, whether in the form of restricted Common Stock, the right to receive future grants of Common Stock (referred to as installment stock) or options to purchase Common Stock. For valuation purposes at the time the program was established, each share of Common Stock issued or to be issued to the applicable Vice President and each option to purchase a share of Common Stock granted to the applicable Vice President (irrespective of the vesting status of the stock or option grant or exercise price of the option), was valued at $6.85 per share or option. The VP Compensation Program also permits supplemental equity grants to be made to Vice Presidents, including executive officers, at the discretion of the Compensation Committee, thus increasing the Vice President’s equity ownership beyond the targeted amount for his or her tier.
      On February 28, 2002, concurrently with similar equity grants to other Vice Presidents, eLoyalty granted to each executive officer participating in the VP Compensation Program shares of restricted stock in an amount such that, when combined with the equity grants previously made by eLoyalty to that executive officer (all valued as described above), the aggregate equity granted to that executive officer approximately equaled the target equity ownership level for the tier to which such executive officer was assigned. In subsequent years, eLoyalty made supplemental grants to several Vice Presidents, including certain executive officers. In general, these grants were made in recognition of the performance of the applicable Vice Presidents in the previous year, in the absence of funding of Vice President bonus pools, while continuing to align stockholder and employee interests. As time progressed and the need for recognition of performance through supplemental grants increased, it became apparent to management and to the Compensation Committee that the five tier structure of the VP Compensation Program did not provide enough flexibility in compensation and that the supplemental grants would result in a de facto set of fractional tiers between tiers 3 and 4 and between tiers 4 and 5. As a result, amendments to the VP Compensation Program were proposed and, in May 2005, were approved by the Compensation Committee, with ratification by the Board of Directors.
      The May 2005 amendments to the VP Compensation Program increased the number of tiers from five to ten by inserting two fractional tiers between tiers 3 and 4 and three fractional tiers between tiers 4 and 5. One executive officer remained in tier 3, with the remaining four executive officers, other than Mr. Conway, placed within the second and third highest of the ten tiers. In addition, the target equity positions for the pre-existing four lower tiers were rounded up to the nearest increment of 10,000 and the target equity position for tier 5 was decreased slightly to 180,000 shares. The target equity positions now range from 10,000 shares to 180,000 shares. The target annual cash compensation amount for each fractional tier is the same as the target established for the whole tier below it. In connection with these amendments, each Vice President, including the executive officers other than Mr. Conway, received an equity grant, as applicable, in an amount of the increase to the target position for the tier in which they remained or in an the amount needed to bring them to the target position for the tier in which they were now placed.
      The restricted stock and installment stock granted or awarded under the VP Compensation Program include a feature whereby the Company may withhold shares from vesting or the award, as applicable (which is generally treated as a sale of those shares back to the Company at fair market value) in certain cases to satisfy tax withholding obligations related to the grantee. Restrictions on restricted stock grants generally vest in 20 equal quarterly installments over the five year period following the grant date. Awards of installment stock generally provide for issuance of the stock in 20 equal quarterly installments over the five year period following the award date. In the case of newly hired Vice Presidents or persons promoted to Vice President, the initial grant of restricted stock or award of installment stock generally occurs approximately one year following hire or promotion, with an immediate vesting of 20% of the stock and the balance vesting in equal quarterly installments over the following four year period.
      The following discussion under “Compensation Components and Fiscal 2005 Determinations” discusses the general elements of our executive officers’ compensation for 2005.

Compensation Components and Fiscal 2005 Determinations
      The three major components of executive officer compensation are: (i) base salary, (ii) annual incentive awards, and (iii) long-term, equity-based incentive awards. Individual executive compensation includes each of these elements and is designed to achieve the goals of the Company’s compensation programs.
      Base Salary: The Compensation Committee believes base salaries should be established based on the competitive marketplace for the specific responsibilities of the position as well as the experience, knowledge and demonstrated performance of the individual. Base salaries for executive officers were not increased during 2005, as the Compensation Committee believed that these base salaries continued to be competitive during fiscal 2005. The base salary amounts paid during fiscal 2005 to the executive officers named in the Summary Compensation Table that follows are shown in the “Salary” column of such table.
      Annual Incentive Awards: Annual incentives are based on attainment of key strategic and financial goals identified at the beginning of each annual performance period that are specific to the executive officer to whom they relate. Measured achievement of such goals may be formulaic, based on specific quantifiable results and pre-determined payout matrices, or may require subjective evaluation. A greater aggregate weighting is typically placed on those goals for which performance achievement is objectively measurable. Strategic and financial goals established for the 2005 fiscal year, for which applicability and weighting varied by executive officer, related to net income, profit contribution margin, service line revenue, accounts receivable management, cost management, voluntary employee turnover, new business initiatives, and leadership. Notwithstanding the above, the Compensation Committee retains discretion to adjust, upward or downward, the annual incentive award payout amounts.
      Target bonuses for executive officers, other than Mr. Conway, for the 2005 fiscal year ranged from 100% to 105% of base salary, depending on the individual executive’s position and responsibilities, placing 50% to 51% of their total target cash compensation at risk. The Compensation Committee believes that providing the opportunity to earn such additional cash compensation reinforces the principle that a significant portion of pay should be at risk and strengthens the link between pay and performance. Actual annual incentive awards paid may be equal to, more than or less than the targeted amounts, depending on how actual results compare with pre-established strategic and financial goals and available funding. As described above, the imposition of limitations on the funding of Vice President bonus pools, particularly those for the higher compensation tiers in which such executive officers were placed, lessens the likelihood that executive officers will receive any such cash bonuses and, if received, decreases the likelihood that such bonuses will rise to the higher end of the ranges identified above.
      As a result of the funding limitations described above, no bonuses were paid to executive officers for the 2005 fiscal year.
      Long-Term, Equity-Based Incentive Awards: The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. As reflected in the “Restricted/ Installment Stock Award” column of the Summary Compensation Table each such executive officer has received grants of restricted Common Stock or, with respect to Ms. Bolton, installment Common Stock awards, in an aggregate amount necessary to allow such officer to reach the target equity position for the tier in which he or she has been placed. In connection with the increase in the number of tiers under the VP Compensation Program, Messrs. Danson, Istvan and Pollema, each of whom previously had received one or more supplemental grants of restricted Common Stock, were placed in the fractional tier having a target equity position closest to the aggregate equity grants each previously had received and then received an additional grant in the amount needed to reach the target equity position for that tier. Ms. Bolton was promoted to a new tier and received an award of installment Common Stock in the amount needed to reach the target equity position for that tier. The Compensation Committee believes that the substantial equity positions held by these executive officers are sufficient to properly align their interests with those of the stockholders. In general, absent adjustment of the target equity position for an applicable tier, it is anticipated that future grants to executive officers generally would be limited to situations involving promotion to a higher compensation tier with which a higher target equity position is associated.

CEO Compensation
      Mr. Conway’s base salary and annual incentive were determined in accordance with the criteria described in the “Base Salary” and “Annual Incentive Awards” sections of this report. His base salary was last increased in October 1998 in accordance with the then applicable policies and principles of TSC. Mr. Conway’s target annual incentive award equals 110% of his base salary. Mr. Conway did not receive an annual incentive award for 2005, however, based on the criteria and other factors discussed under “Annual Incentive Awards” above.
      After implementation of the VP Compensation Program described above, the Compensation Committee reviewed the elements of Mr. Conway’s overall compensation package, together with the other terms of his employment, to ensure that they comport with its overall philosophy of executive compensation in general, and more specifically, the refinements to that philosophy embodied in the VP Compensation Program. As a result of such review, the Committee determined that Mr. Conway’s employment contract, originally entered into when Mr. Conway was an Executive Vice President of TSC, ought to be replaced with an employment contract with terms more consistent with those typically applicable to chief executive officers of corporations such as eLoyalty. On November 7, 2002, eLoyalty and Mr. Conway entered into a new employment agreement, described below under “Employment Contracts and Employment Termination and Change in Control Arrangements.” Also on that date, in connection with his new employment agreement and consistent with the factors discussed under “Long-Term, Equity-Based Incentive Awards,” Mr. Conway received an award of 350,206 shares of restricted Common Stock under the 1999 Stock Incentive Plan. In 2004, the Compensation Committee determined that, in light of the progress made by the Company in improving its overall business during the period since the date of such grant, additional awards of equity to Mr. Conway were warranted. In accordance with this determination, Mr. Conway received an award of 62,500 shares of restricted Common Stock on May 31, 2004, and an additional award of 62,500 shares of restricted Common Stock on November 30, 2004, each under the 1999 Stock Incentive Plan. In 2005, again in light of the progress being made in improving the Company’s business, Mr. Conway received an award of 37,044 shares of restricted Common Stock under the 1999 Stock Incentive Plan.

Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain exceptions apply. The 1999 plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan should qualify as performance-based compensation that would therefore be exempt from the $1 million limit. Compensation deemed paid in connection with the vesting of restricted stock does not qualify as performance-based compensation under section 162(m) and thus is subject to the $1 million limit. The Compensation Committee believes it is appropriate to retain discretion to determine bonus awards paid to the Company’s executive officers and thus such bonuses do not qualify as performance-based compensation under section 162(m) and are subject to the $1 million limit on deductibility. The Compensation Committee believes that there may be some situations in which it is appropriate or necessary to provide compensation in excess of the $1 million limit to attract or retain critical talent and that the benefits of retaining flexibility and discretion under its pay programs outweigh the limited risk of loss of tax deductions under section 162(m).

Tench Coxe, Compensation Committee Chair
Jay C. Hoag, Compensation Committee Member
John T. Kohler, Compensation Committee Member
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of eLoyalty’s Board of Directors currently consists of Mr. Coxe, as Chairman, Mr. Hoag and Mr. Kohler. None of Mr. Coxe, Mr. Hoag nor Mr. Kohler is a current or former officer or employee of eLoyalty. During the last fiscal year, no executive officer of eLoyalty served on the board of directors or compensation committee of any other company, one of whose executive officers served as a director or member of the Compensation Committee of eLoyalty.

Summary Compensation Table
      The following table sets forth compensation earned in fiscal years 2005, 2004 and 2003 by the President and Chief Executive Officer of eLoyalty and the four other most highly compensated executive officers of eLoyalty who were serving as executive officers at the end of fiscal 2005. The position identified in the table for each person is that person’s current position at eLoyalty. The people listed in the table below are sometimes referred to as “Named Executive Officers.”

						Long-Term Compensation

						Restricted/
		Annual Compensation				Installment		Securities
	Fiscal					Stock		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Other		Awards(1)		Options	Compensation

Kelly D. Conway	2005	$480,000	$0	$0		$181,516	(3)	0	$6,150	(10)
President and	2004	$480,000	$0	$0		$710,000	(4)	0	$6,150
Chief Executive Officer	2003	$480,000	$0	$0		$0		0	$207,569
Karen Bolton	2005	$300,000	$0	$206,379	(2)	$232,304	(5)	0	$88	(10)
Vice President,	2004	$300,000	$0	$225,892		$0		0	$0
Client Services	2003	$275,000	$0	$125,593		$180,412	(6)	0	$0
Christopher J. Danson	2005	$300,000	$0	$0		$73,500	(3)	0	$6,150	(10)
Vice President, Delivery	2004	$300,000	$0	$0		$192,834	(7)	0	$6,150
	2003	$280,000	$0	$0		$178,738	(8)	0	$6,000
Jay A. Istvan	2005	$400,000	$0	$0		$73,500	(3)	0	$6,150	(10)
Vice President, General	2004	$400,000	$0	$0		$388,896	(9)	0	$6,150
Manager, Converged IP	2003	$400,000	$0	$0		$0		0	$282,571
Solutions
Steven C. Pollema	2005	$300,000	$0	$0		$73,500	(3)	0	$6,150	(10)
Vice President, Operations	2004	$300,000	$0	$0		$391,566	(9)	0	$6,150
and Chief Financial Officer	2003	$300,000	$0	$0		$0		0	$63,422

(1)	The column shows the market value of the restricted or installment stock awards on the date of grant, based on the per share closing price of eLoyalty Common Stock on their respective grant dates. On December 31, 2005, the Named Executive Officers, other than Ms. Bolton, held shares of restricted stock, with a value at such date (based on the $10.29 closing price for eLoyalty Common Stock on December 30, 2005), as follows: Mr. Conway, 227,139 shares, $2,337,260; Mr. Danson, 70,314 shares, $723,531; Mr. Istvan, 67,911 shares, $698,804; and Mr. Pollema, 64,794 shares, $666,730. On December 31, 2005, Ms. Bolton had the right to receive 77,049 shares of installment stock under previous awards, with a value of $792,834. In the event dividends are paid to owners of eLoyalty Common Stock, dividends would be paid on the restricted shares, but not the installment stock, in the same amount and at the same time as paid to other owners of eLoyalty Common Stock.

(2)	Reflects amounts paid by the company to compensate Ms. Bolton for costs associated with her status as an Australian expatriate and the costs of maintaining residences in both the United States and Australia, including (i) for 2005, $95,804 for housing, $6,493 for land taxes on her Australian residence incurred as a result of being non-resident, $52,155 in travel expenses relating to trips to Australia, $670 in storage and tax preparation fees and $50,808 in additional taxes incurred arising from such status and the foregoing compensation items; (ii) for 2004, $66,000 for housing, $14,092 for two years of land taxes on her Australian residence incurred as a result of being non-resident, $25,642 for the purchase of an automobile (previously leased by the Company) for Ms. Bolton’s use during the remainder of her tenure as an expatriate, $38,888 in travel expenses relating to trips to Australia, and $81,270 in additional taxes incurred arising from such status and the foregoing compensation items; and (iii) for 2003, $55,660 for housing, $28,082 in travel expenses relating to trips to Australia, $1,595 of moving expenses, and $40,255 in additional taxes incurred arising from such status and the foregoing compensation items.

(3)	Represents the market value of restricted stock awards made on May 31, 2005, valued using the $4.90 per share closing price of eLoyalty Common Stock on that date. 37,044 shares were awarded to Mr. Conway and 15,000 shares were awarded to each of Mr. Danson, Mr. Istvan and Mr. Pollema. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning August 31, 2005, subject to the recipient’s continued employment.

(4)	Represents the aggregate market value of the restricted stock awards of 62,500 shares made on May 31, 2004, valued using the $6.33 per share closing price of eLoyalty Common Stock on May 28, 2004, and 62,500 shares made on November 30, 2004, valued using the $5.03 per share closing price of eLoyalty Common Stock on that date. The restrictions on these shares lapse over twenty-quarter periods in approximately equal quarterly installments beginning August 31, 2004 and February 28, 2005, respectively, subject to Mr. Conway’s continued employment.

(5)	Represents the market value of the installment stock award of 47,409 shares made on May 31, 2005, valued using the $4.90 per share closing price of eLoyalty Common Stock on May 31, 2005. These shares are issued over a twenty-quarter period in approximately equal quarterly installments beginning August 31, 2005, subject to Ms. Bolton’s continued employment.

(6)	Represents the aggregate market value of the installment stock awards of 51,095 shares made on May 31, 2003, valued using the $3.39 per share closing price of eLoyalty Common Stock on May 30, 2003, and 2,000 shares made on November 30, 2003, valued using the $3.60 per share closing price of eLoyalty Common Stock on November 28, 2003. The shares under the May 31, 2003 award are issued over a twenty-quarter period in approximately equal quarterly installments beginning August 31, 2003, subject to Ms. Bolton’s continued employment. 700 of the shares under the November 30, 2003 award were issued on November 30, 2003, with the balance being issued over a thirteen-quarter period in approximately equal quarterly installments beginning February 28, 2004, subject to Ms. Bolton’s continued employment.

(7)	Represents the market value of the restricted stock award of 32,409 shares made on August 31, 2004, valued using the $5.95 per share closing price of eLoyalty stock on that date. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning November 30, 2004, subject to Mr. Danson’s continued employment.

(8)	Represents the aggregate market value of the restricted stock awards of 51,095 shares made on May 31, 2003, valued using the $3.39 per share closing price of eLoyalty Common Stock on May 30, 2003, and 1,535 shares made on November 30, 2003, valued using the $3.60 per share closing price of eLoyalty Common Stock on that date. The restrictions on the shares under the May 31, 2003 award lapse over a twenty-quarter period in approximately equal quarterly installments beginning August 31, 2003, subject to Mr. Danson’s continued employment. The restrictions with respect to 537 of the shares under the November 30, 2003 grant lapsed on November 30, 2003, with the balance lapsing over a thirteen-quarter period in approximately equal quarterly installments beginning February 28, 2004, subject to Mr. Danson’s continued employment.

(9)	Represents the market value of restricted stock awards made on April 1, 2004, valued using the $6.56 per share closing price of eLoyalty Common Stock on that date. 59,283 shares were awarded to Mr. Istvan and 59,690 shares were awarded to Mr. Pollema. The restrictions on these shares lapsed with respect to 5% of the shares granted to each on April 1, 2004, with the balance lapsing over a nineteen-quarter period in approximately equal quarterly installments beginning May 31, 2004, subject to the recipient’s continued employment.

(10)	Reflects employer contributions to an eLoyalty qualified defined contribution plan.

Option Exercises in Fiscal 2005 and Option Values at December 31, 2005
      The following table shows the number and value of options to purchase Common Stock held by the Named Executive Officers at December 31, 2005. No options were exercised by these individuals in fiscal 2005.

			Value of Unexercised
	Number of Unexercised		In-the-Money Options at
	Options at December 31, 2005		December 31, 2005

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Kelly D. Conway	0	0	$0	$0
Karen Bolton	2,000	0	$0	$0
Christopher J. Danson	0	0	$0	$0
Jay A. Istvan	0	0	$0	$0
Steven C. Pollema	20,000	0	$0	$0
      The 1999 Stock Incentive Plan (pursuant to which all awards held by the Named Executive Officers were granted) provides that, in the event of any change in control (as defined in the 1999 plan), the Board of Directors would have the discretion (but would not be required) to make such adjustments to outstanding options and other awards under the plan as it deems appropriate. The 1999 Stock Incentive Plan further provides that such adjustments may include, without limitation, the surrender and “cash out” of all outstanding awards or the substitution of the number and class of securities into which shares of eLoyalty Common Stock are converted in the change in control for the shares of eLoyalty Common Stock underlying awards under the plan, with an appropriate adjustment in the exercise prices or base prices of the corresponding options or stock appreciation rights, respectively. As used in the 1999 plan, the term “change in control” means, subject to specified exceptions, (i) the acquisition by any individual, entity or group of beneficial ownership of 25% or more of the outstanding common stock or voting securities of eLoyalty, (ii) a change in the identity of a majority of the members of the Board of Directors from those who constituted the Board of Directors at the time that eLoyalty was spun off from TSC (the “Incumbent Board”), counting any new director whose election was approved by a majority of the members of the Incumbent Board as a member of the Incumbent Board, (iii) the consummation of a reorganization, merger or consolidation of eLoyalty or a sale or other disposition of all or substantially all of eLoyalty’s assets, other than in a transaction following which the beneficial owners of more than 60% of the outstanding common stock and voting securities of eLoyalty prior to the transaction beneficially own 60% or more of the outstanding common stock and voting securities of the surviving or acquiring entity, in substantially the same relative proportion before and after the transaction, or (iv) the consummation of a plan of complete dissolution or liquidation of eLoyalty.
      In addition to the discretionary adjustment rights of the Board of Directors under the 1999 plan, certain eLoyalty executive officers have contractual rights to an acceleration of their options. Among the Named Executive Officers, the employment agreements signed by Messrs. Conway and Istvan require the automatic vesting, upon a defined change in control, of all such unvested options (i) that otherwise would vest within three years after the change of control, in the case of Mr. Conway, and (ii) in their entirety, in the case of Mr. Istvan. Additionally, the employment agreement signed by Messrs. Pollema and Istvan provide that if the Company terminates his employment, other than for serious misconduct (as defined in that agreement), all options granted to him that would have vested within one year of the termination date will fully vest.
Employment Contracts and Employment Termination and Change in Control Arrangements
      Each of the Named Executive Officers has entered into an employment agreement. The material continuing terms of such agreements, including their provisions relating to employment termination generally and following a change in control, are summarized in the following paragraphs.

Mr. Conway
      Under his employment agreement, Mr. Conway’s annual base salary is set at $480,000, subject to annual review and discretionary adjustment. In addition, he is eligible to participate in the Company’s other compensation programs, including annual bonus, equity incentive award and other employee benefit programs. As part of the agreement, Mr. Conway received a grant of 350,206 shares of restricted Common Stock, which began vesting on November 30, 2002 and will continue on a quarterly basis through 2006. See “— Summary Compensation Table.”
      Mr. Conway’s employment agreement provides that either Mr. Conway or the Company may terminate his employment at any time, for any reason, no reason or “good reason” (as defined in the agreement by reference to specified adverse changes in his employment circumstances), with or without cause (as defined in the agreement by reference to specified acts of misconduct) or advance notice. In the event Mr. Conway’s employment is terminated without cause by the Company or terminated by Mr. Conway with good reason, Mr. Conway shall, after executing a general release of claims and complying with the terms of his employment agreement and any other applicable agreements, (i) receive his then-current base salary for 18 months following his termination date, (ii) receive a bonus equal to 150% of the average of (A) his bonus from the prior year and (B) his target bonus under the Company’s then-current bonus plan, (iii) at his election, receive reimbursement for the cost of premiums to continue his health insurance coverage at the same level for 18 months after his termination or until he qualifies for health insurance through a new employer, whichever is first, and (iv) receive accelerated vesting of restricted stock, stock option and other equity grants that would otherwise have vested during the two-year period following his termination (collectively, the “Severance Benefits”).
      If Mr. Conway’s employment is terminated for cause, Mr. Conway terminates his employment without good reason or the Company and he mutually terminate their employment relationship, Mr. Conway will not be entitled to any Severance Benefits or other amounts, except for any vested right under a written Company benefit plan. The agreement further provides that if Mr. Conway’s employment terminates due to his death or disability, the Company will provide him or his estate with (a) his then-current base salary for the following 12 months, (b) two-thirds of the severance bonus described in clause (ii) of the prior paragraph, and (c) 12 months of health premium reimbursement as described in clause (iii) of the prior paragraph. Additionally, his restricted stock and stock option grants would become vested as to half of the then-unvested shares.
      Mr. Conway’s agreement also provides that, in the event of a change of control (defined the same as under the 1999 Stock Incentive Plan; see “— Option Exercises in Fiscal 2005 and Option Values at December 31, 2005”) during Mr. Conway’s employment, his restricted stock and stock option grants that would have otherwise vested during the three-year period following the change in control would vest as of the date of the change of control. It contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Conway for specified periods from providing consulting services to clients on whose matters he worked.

Ms. Bolton
      Under her employment agreement, Ms. Bolton’s annual base salary is set at $250,000, subject to annual review and discretionary adjustment. She is also eligible to participate in the Company’s other compensation programs, including annual bonus, equity incentive award and other employee benefit programs. Finally, Ms. Bolton’s agreement provides her with certain reimbursements and benefits relating to the fact that she is an Australian citizen living in the United States, including housing and vehicle allowances and periodic trips to Australia for her and her family.
      The term of the employment agreement expires December 31, 2006, subject to renewal for successive one-year periods upon the mutual agreement of the parties. If, at the end of the stated term or any renewal, the agreement is not renewed, Ms. Bolton is entitled to receive a lump sum payment equal to 6 months of her then-current base salary and, if she has not found comparable employment within six months thereafter, Ms. Bolton is entitled to receive another 6 months base salary (payable in monthly installments, which installments cease upon her locating comparable employment).

      The Company may terminate Ms. Bolton’s employment at any time, with or without cause or advance notice. However, if such termination is not at the end of a stated term or renewal term as described above or for “serious misconduct” (as defined in the agreement by reference to specified acts of misconduct), Ms. Bolton is entitled to receive a lump sum payment equal to 12 months of her then-current base salary and receive reimbursement for the cost of premiums to continue her health insurance coverage at the same level for 12 months after her termination or until she qualifies for health insurance through a new employer, whichever is first. Ms. Bolton is also entitled to receive these benefits if, following a change of control, her position is eliminated, she resigns within 90 days or her job functions are diminished.
      If Ms. Bolton’s employment is terminated for serious misconduct, she will not be entitled to any severance benefits or other amounts, except for any vested right under a written Company benefit plan.
      Ms. Bolton’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during her employment. It also contains various post-termination restrictive covenants, including ones prohibiting her for specified periods from providing consulting services to clients or prospective clients.

Mr. Danson
      Under his employment agreement, Mr. Danson’s annual base salary is set at $300,000, subject to annual review and discretionary adjustment. In addition, he is eligible to participate in the Company’s other compensation programs, including annual bonus, equity incentive award and other employee benefit programs.
      Mr. Danson’s employment agreement provides that either Mr. Danson or the Company may terminate his employment at any time, for any reason, no reason or “good reason” (as defined in the agreement by reference to specified adverse changes in his employment circumstances), with or without cause (as defined in the agreement by reference to specified acts of misconduct) or advance notice. In the event Mr. Danson’s employment is terminated without cause by the Company or terminated by Mr. Danson with good reason, Mr. Danson shall, after executing a general release of claims and complying with the terms of his employment agreement and any other applicable agreements, (i) receive a lump sum payment equal to 12 months of his then-current base salary, (ii) receive a bonus equal to the average of (A) his bonus from the prior year and (B) a reasonable estimate of his bonus for the year in which the termination occurs under the Company’s then-current bonus plan, (iii) at his election, receive reimbursement for the cost of premiums to continue his health insurance coverage at the same level for 12 months after his termination or until he qualifies for health insurance through a new employer, whichever is first, and (iv) receive accelerated vesting of restricted stock, stock option and other equity grants that would otherwise have vested during the one-year period following his termination.
      If Mr. Danson’s employment is terminated for cause, Mr. Danson terminates his employment without good reason or the Company and he mutually terminate their employment relationship, Mr. Danson will not be entitled to any severance benefits or other amounts, except for any vested right under a written Company benefit plan. The agreement further provides that if Mr. Danson’s employment terminates due to his death or disability, the Company will provide him or his estate with (a) receive a lump sum payment equal to 12 months of his then-current base salary, (b) a bonus equal to 2/3 of the average of (A) his bonus from the prior year and (B) a reasonable estimate of his bonus for the year in which the termination occurs under the Company’s then-current bonus plan, and (c) reimbursement for the cost of premiums to continue his health insurance coverage at the same level for 12 months after his termination. Additionally, his restricted stock and stock option grants would become vested as to half of the then-unvested shares.
      Mr. Danson’s agreement also provides that, in the event of a change of control (defined the same as under the 1999 Stock Incentive Plan) during Mr. Danson’s employment, his restricted stock and stock option grants that would have otherwise vested during the two-year period following the change in control would vest as of the date of the change of control. It contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Danson for specified periods from providing consulting services to clients on whose matters he worked.

Mr. Istvan
      Mr. Istvan’s employment agreement provides for his employment until the agreement is terminated in accordance with its terms. Either party may terminate the agreement at any time, with the termination becoming effective as of the date specified by the terminating party that is within 90 days after notice of termination is given. If the Company terminates Mr. Istvan’s employment other than for serious misconduct (as defined in the agreement by reference to specified acts of misconduct), or if Mr. Istvan’s employment is terminated as a result of constructive discharge (as defined in the agreement by reference to specified adverse changes in his employment circumstances), he is entitled to receive: (i) a lump sum payment in an amount equal to his then current base salary, plus his average annual bonus earned during the two years preceding termination (for any year prior to 2001, the bonus earned is deemed to equal his annual base salary); and (ii) accelerated vesting of all stock options that would have otherwise vested during the one-year period following his termination. In the event that Mr. Istvan dies or becomes permanently disabled during the term of the agreement, the Company also is obligated to provide such lump sum payment. The agreement provides that Mr. Istvan will receive a stated salary, subject to annual review and modification by mutual agreement based on Mr. Istvan’s responsibilities, performance and capabilities, and establishes his minimum target bonus. It further provides that Mr. Istvan will be entitled to participate in other components of then-applicable compensation programs, including equity incentive award and employee benefit programs. Mr. Istvan’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Istvan from engaging in certain competitive businesses for a period of one year after termination.

Mr. Pollema
      Mr. Pollema’s employment agreement provides for his employment until the agreement is terminated in accordance with its terms. Either party may terminate the agreement at any time upon 90 days prior notice. If the agreement is terminated by the Company following serious misconduct (as defined in the agreement by reference to specified acts of misconduct) on the part of Mr. Pollema, however, the termination takes immediate effect. If the Company terminates Mr. Pollema’s employment other than for serious misconduct, or if Mr. Pollema’s employment is terminated as a result of constructive discharge (as defined in the agreement by reference to specified adverse changes in his employment circumstances), he is entitled to receive: (i) a lump sum payment in an amount equal to then current base salary, plus his average annual bonus earned during the two years preceding termination; and (ii) accelerated vesting of all stock options that would have otherwise vested during the one-year period following his termination. In the event that Mr. Pollema dies or becomes permanently disabled during the term of the agreement, the Company also is obligated to provide such lump sum payment. The agreement provides that Mr. Pollema will receive a stated salary, subject to annual review and modification by mutual agreement based on Mr. Pollema’s responsibilities, performance and capabilities, and establishes his minimum target bonus. It further provides that Mr. Pollema will be entitled to participate in other components of then-applicable compensation programs, including equity incentive awards and employee benefit programs. Mr. Pollema’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Pollema for specified periods from engaging in certain competitive businesses.
      Mr. Pollema’s employment agreement also contains an obligation for Mr. Pollema to purchase, within the 90-day period following commencement of his employment, shares of eLoyalty Common Stock having an aggregate purchase price equal to $150,000. The Company also extended a $250,000 loan to Mr. Pollema upon commencement of his employment, in part to facilitate these purchases. Due to a variety of events, including those related to the loss of a major customer immediately following his employment, circumstances surrounding the business downturn experienced by the Company during fiscal 2001, and the private placement, rights offering and tender offers engaged in by the Company during fiscal 2001, Mr. Pollema was prevented by both Company policy and applicable law from engaging in the required transactions in the

Company’s stock until February 5, 2002. Mr. Pollema completed his required purchases during the first half of 2002.
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2007
Deadline for Inclusion in Proxy Statement
      Any stockholder proposal to be considered by eLoyalty for inclusion in the proxy statement and form of proxy for next year’s annual meeting of stockholders must be received by the Corporate Secretary of eLoyalty at eLoyalty’s principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, no later than December 8, 2006 and must otherwise satisfy the requirements of applicable SEC rules.
Deadline for Notice of Other Stockholder Proposals/ Director Nominations
      Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with advance notice procedures set forth in eLoyalty’s By-Laws in order to be brought properly before that annual meeting of stockholders. In addition, with respect to any such stockholder proposals, the Company may utilize discretionary authority conferred by proxy in voting thereon if, among other matters, the stockholder proponent does not give timely notice of the matter to the Company in accordance with such By-Law procedures. In general, written notice of such a stockholder proposal or a director nomination must be delivered to the Corporate Secretary of eLoyalty not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than February 7, 2006 and no later than March 4, 2006.
      In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified on the first page of this proxy statement.
      If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, such business will not be transacted or such defective nomination will not be accepted.
INCORPORATION BY REFERENCE
      Notwithstanding anything to the contrary in any of eLoyalty’s other filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, before or after the date of this proxy statement, that incorporate future SEC filings made by eLoyalty, none of the information under “Report of the Audit Committee,” “Stock Performance Graph” or the “Report of the Compensation Committee” under “Executive Compensation” will be incorporated by reference into any of those filings.
ADDITIONAL INFORMATION
      The cost of soliciting proxies will be borne by eLoyalty. In addition to soliciting proxies through the mail, certain employees of eLoyalty may solicit proxies in person, by facsimile or by telephone, without additional compensation. As is customary, eLoyalty will, upon request, reimburse brokers, banks, custodians and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of eLoyalty shares.

      Your vote is important. Please complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope as soon as possible or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card.

By Order of the Board of Directors,

Steven C. Pollema, Corporate Secretary
The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Steven C. Pollema, Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED FOR ITEM 1 BELOW. THIS PROXY REVOKES ANY PROXY PREVIOUSLY GIVEN.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	To elect	FOR	WITHHOLD
		all nominees	AUTHORITY
	(01) Tench Coxe and	listed to the left	to vote for all
	(02) John T. Kohler	(except as marked	nominees
		to the contrary)	listed to the left
	as Class I Directors for a three-year term. If either such nominee should be unavailable, the proxies or any of them may vote for a substitute nominee at their discretion.	☐	☐
(Instruction: To withhold authority to vote for either nominee, write that nominee’s name in the space provided below.)

2.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.
I plan to attend the meeting. ☐
PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date	, 2006

Please sign above exactly as name(s) appear(s) hereon. (When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.)

▲ FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/eloy		1-866-540-5760		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	and
you access the web site.		card in hand when you call.		return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY	PROXY
eLOYALTY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2006
This Proxy is solicited on behalf of the Board of Directors
     The undersigned hereby appoints and constitutes KELLY D. CONWAY, JOHN T. KOHLER and JOHN C. STALEY, and each or any of them, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present and acting and with power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Stockholders of eLoyalty Corporation to be held at the Woodfield Suites, 2000 S. Lakeside Drive, Bannockburn, Illinois, 60015, on Thursday, May 18, 2006 at 9:00 a.m., local time, and at any postponement or adjournment thereof, with respect to all shares of (1) eLoyalty Common Stock, par value $0.01 per share, and (2) eLoyalty 7% Series B Convertible Preferred Stock, par value $0.01 per share, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, subject to any direction indicated on the reverse side of this card. If directions are not given, the proxies will vote “FOR” the proposal shown on the reverse side of this card and, at their discretion, on any other matter that may properly come before the meeting.
(Continued and to be signed and dated on the reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE  ▲
eLOYALTY CORPORATION
Annual Meeting of Stockholders
Thursday, May 18, 2006
9:00 a.m.
Woodfield Suites
2000 S. Lakeside Drive
Bannockburn, IL 60015
If you plan to attend the Annual Meeting of Stockholders, please detach this portion of the proxy card and bring it with you. It will serve as your admission ticket.